Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Announces Appointment of Tony S. Colletti to its Board of Directors

SPARTANBURG, S.C., January 30, 2009– Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced today that its Board of Directors has appointed Tony S. Colletti to serve as a director of the Company.

Mr. Colletti operates Colletti & Associates, a public affairs firm based in Chicago, Illinois. Prior to opening Colletti & Associates in 2007, Mr. Colletti was the Executive Vice President of the Community Financial Services Association (CFSA) from 2004 until 2007, where he was responsible for state and federal legislative efforts.  Prior to joining CFSA, he served as a government relations specialist and practiced business and real estate development law for a number of firms and associations. Mr. Colletti has over 30 years of experience in corporate leadership and public affairs strategies. He earned a B.S. degree from Bradley University and a J.D. from the University of Notre Dame Law School.

Commenting on Mr. Colletti’s appointment Billy Webster, Advance America’s Chairman, stated:  “Tony Colletti is one of the premier government relations experts in the United States. In addition, Tony understands that hardworking families deserve the freedom to chose among their credit options, and that millions of Americans use our products and services to help them overcome unexpected financial difficulties. We are fortunate to have someone with his knowledge of our industry and business experience serving on our board. We will greatly benefit from his expertise.”

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with approximately 2,840 centers and 79 limited licensees in 33 states, the United Kingdom and Canada. The company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008,  copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.